Exhibit 23.4

Consent of Independent Auditors

Retrophin, Inc.

New York, NY

We hereby consent to the incorporation by reference in this Registration Statement of our report dated August 14, 2014, relating to the statement of revenues and direct expenses for the Thiola product line of Mission Pharmacal Company for the year ended December 31, 2013 appearing in the Company’s Current Report on Form 8-K/A filed on August 14, 2014.

/s/ BDO USA, LLP
New York, New York
November 14, 2014